Exhibit 99.1

Live Oak Bancshares, Inc. Closes Depositary Share Offering

WILMINGTON, N.C., August 4, 2025 – Live Oak Bancshares, Inc. (NYSE: LOB) (“Live Oak” or the “Company”) announced the closing of its previously announced underwritten offering of 4,000,000 depositary shares, each representing a 1/40th interest in a share of its 8.375% Fixed Rate Series A Non-Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”), with a liquidation preference of $25 per depositary share. As a result of the public offering, Live Oak received proceeds of approximately $96,150,000, net of estimated expenses and underwriting discounts and commissions.

Morgan Stanley & Co. LLC; RBC Capital Markets, LLC; UBS Investment Bank; and Keefe, Bruyette & Woods, A Stifel Company served as joint bookrunning managers for the offering.

A shelf registration statement, including a prospectus, with respect to the offering was previously filed by Live Oak with the Securities and Exchange Commission (the “SEC”) on January 17, 2023. A prospectus supplement relating to the offering has been filed with the SEC. The offering has been made by means of a prospectus supplement and accompanying prospectus. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, RBC Capital Markets, LLC at 1-866-375-6829, UBS Investment Bank at 1-833-481-0269 or Keefe, Bruyette & Woods, A Stifel Company at 1-800-966-1559.

About Live Oak Bancshares
Live Oak Bancshares, Inc. (NYSE: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses that share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoakbank.com.

Contacts:
Walter J. Phifer | CFO | Investor Relations | 910.202.6926
Claire Parker | Corporate Communications | Media Relations | 910.597.1592